EXHIBIT 99.1

CB Financial Services, Inc. Completes Merger with First West Virginia Bancorp, Inc.

CARMICHAELS, Pa., April 30, 2018 (GLOBE NEWSWIRE) -- CB Financial Services, Inc. (“CB”) (Nasdaq:CBFV), the holding company for Community Bank, announced today that it has completed its merger with First West Virginia Bancorp, Inc. (“FWVB”) (OTCQX:FWVB), the holding company for Progressive Bank, National Association (“Progressive Bank”), effective after the close of business today.  FWVB has been merged with and into CB, with CB as the surviving entity, and Progressive Bank has been merged with and into Community Bank, with Community Bank as the surviving entity.

With the closing of the merger, CB now has 5,414,099 shares of common stock outstanding.

“This is a banner day for both banks. Community Bank and Progressive Bank have been working together for several months to assure that the combination of our banks will go well,” said Barron P. McCune, Jr., Vice Chairman and Chief Executive Officer. “Together we will make a better bank.  We look forward to continuing our outstanding personal service to the people of the Ohio Valley and our other markets.”

Effective as of the completion of the transaction, former FWVB Directors William G. Petroplus, Roberta Robinson Olejasz and Jonathan A. Bedway have been appointed to the Boards of Directors of CB and Community Bank.

Keefe, Bruyette & Woods, Inc. acted as financial advisor to CB, and Luse Gorman, PC served as legal counsel.  D.A. Davidson & Co. acted as financial advisor to FWVB, and Bowles Rice LLP served as legal counsel.

About CB Financial Services, Inc.

CB Financial Services, Inc. is the bank holding company for Community Bank, a Pennsylvania-chartered commercial bank.  Community Bank operates sixteen offices in Greene, Allegheny, Washington, Fayette and Westmoreland Counties in Southwestern Pennsylvania, seven offices in Brooke, Marshall, Ohio, Upshur and Wetzel Counties in West Virginia, and one office in Belmont County in Ohio.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as "believe", "plan", "expect", "anticipate", "intend", "outlook", "estimate", "forecast", "will", "should", "project", "goal", and other similar words and expressions. These forward-looking statements involve certain risks and uncertainties.  CB undertakes no obligation to revise these forward-looking statements or to reflect changes in events or circumstances after the date of this press release.

Contact:
Barron P. “Pat” McCune, Jr., Vice Chairman and CEO
Patrick G. O’Brien, President
(724) 225-2400